Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement No. 811-21667 on Form N-1A of Fidelity Central Investment Portfolios LLC, of our report dated November 14, 2005 appearing in the Annual Report to Shareholders of Fidelity Floating Rate Central Investment Portfolio, and of our report dated November 15, 2005 appearing in the Annual Report to Shareholders of Fidelity High Income Central Investment Portfolio 1, and of our report dated November 16, 2005 appearing in the Annual Report to Shareholders of Fidelity Tactical Income Central Investment Portfolio each for the period ended September 30, 2005.

We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
November 28, 2005